SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                          ----------------

                            SCHEDULE 13G/A
                           (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
   TO RULE 13d-1(b), (c) AND (d) AND AMENDMENT THERETO FILED
PURSUANT
                           TO RULE 13D-2(B)
     UNDER THE SECURITIES EXCHANGE ACT OF 1034
                           (Amendment No # 1
                            ------------
                              VALCOM, INC.
-----------------------------------------------------------------------------
                            (Name of Issuer)
Common Stock                                    91888T 20 1
------------------------------              ---------------------------------
(Title of class of securities)                  (CUSIP number)

                                 January 15, 2001
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_]     Rule 13d-1 (b)

               [_]     Rule 13d-1 (c)

               [X]     Rule 13d-1 (d)

-----------------------

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.91888T 20 1           13G                   Page 2 of 5 Pages
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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

        ###-##-####
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

    (a)  [  ]

    (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,377,491
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,377,491
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

       1,377,491
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approx. 15%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       Individual
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

<PAGE)
                                       13G               Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:

                   ValCom, Inc,
                  ------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                   26030 Avenue Hall, Studio # 5
                   Valencia, CA  91355
                  ------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                   Vince M. Vellardita
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                   17833 Wildridge Lane
                   Canyon Country, California 91355
                  --------------------------------------------------------------
            (c)   Citizenship:
                   US
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                    Common
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                   91888T 20 1
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

                                      13-G               Page 4 of 5 Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned: 1.377,491
                                          -----------------------------------,

            (b) Percent of class: Approx. 15%
                                 --------------------------------------------,

  (c) Number of shares as to which the person has:

       (i)    sole power to vote  1,377,491_.
       (ii)   shared power to vote or to direct the vote________________.
       (iii)  sole power to dispose of to direct the disposition of____ .
       (iv)   shared power to dispose or to direct the disposition of 1.377,491.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary, which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  Signature.


            After reasonable inquiry and to the best ofmy knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 January 15, 2002
                                 ----------------------------------
                                 Date

                                 /s/ Vince Vellardita
                                 ----------------------------------
                                 Signature

                                 Vince Vellardita, Chief Executive Officer
                                 ----------------------------------
                                 (Name/Title)